Exhibit 10.7

Private and confidential

EMPLOYMENT AGREEMENT

This agreement is made and entered into on this day the October 1, 1999 day and between:-

a)	FABRINET COMPANY LIMITED
of 294 Moo 8, Vibhavadi Rangsit Road,
Lumlookka, Patumthanee 12130,
(hereinafter called “The employer”) and

b)	Dr. Teera Achariyapaopan
20/12 Moo 17, Kookot,
Lumlookka, Patumthanee 12130,
(hereinafter called “The employee”)

The parties agree that the employer shall employ the employee to render services to the employer under the terms and conditions as follows:-

1)	EFFECTIVE DATE OF EMPLOYMENT	:	January 1, 2000

2)	POSITION :	:	Senior Vice President and Managing Director

3)	CATEGORY OF EMPLOYMENT	:	EXEMPT (E13)

4)	PAY AND ALLOWANCES	:

4.1	Remuneration shall be paid to the employee:-
4.1.1	US$ 250,000 per annum.
4.1.2	Pay increases are subject to individual performance and shall be made only at the employer’s discretion.
4.2	Life and medical insurance shall be provided from the hiredate in accordance with the employer’s policies.
4.3	All payment due the employee shall be deposited directly into the employee’s bank account in the employee’s name with a payroll slip documenting such payment provided to the Employee.

5)	PERSONAL INCOME TAX:

All amounts paid under paragraph 4 above shall be gross amounts. The employee shall be liable for his personal income tax which may be withheld by the Employer.

Private and confidential

6)	LEAVE.

The employee is entitled to the number of days of paid annual vacation in accordance with the Company’s Work Rules & Regulation. The date of the employee’s vacation should be consented to by the employer well in advance of the proposed vacation date.

7)	WORKING HOURS:

The working hours shall be from Monday through Friday, 40 working hours per week, working times to be determined by the employer.

8)	TERMINATION:

Notice of termination can be given by either party in writing not less than thirty (30) days before the actual termination date.

9)	EMPLOYMENT CONDITIONS AND DUTIES ASSIGNMENT

The administration of all employment conditions and duty assignments is subject to compliance with the employer policies as amended from time to time. The employer reserves the right to alter or abolish the said conditions and to assign the employee to any position as the employer deems necessary. It is expected that at all times the employee shall conduct himself in a business like manner. The employee shall at all time during employment comply with the rules and regulations of the employer and lawful orders of the employer’s representatives assigned to supervise the employee. The employee may be dismissed from employment for violation of any terms of employment or for committing any criminal or civil wrong during employment.

The Employer	/s/ David T. Mitchell
Mr. David T. Mitchell, Director

Date	October 1, 1999

I accept and acknowledge my full understanding of the above terms and conditions.

The Employee	/s/ Dr. Teera Achariyapaopan
Dr. Teera Achariyapaopan

Date	October 1, 1999